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                                                                       EXHIBIT 8



                            MACKALL, CROUNSE & MOORE





                  PROPOSED OPINION OF COUNSEL TO BE DELIVERED
                AT CLOSING SUBJECT TO CHANGES IN FACTS AND LAW,
                     THE RECEIPT OF ADDITIONAL INFORMATION,
                       AND THE REVIEW OF FINAL DOCUMENTS

                              --------------, 1994


Members of the Board of Directors
Community Credit Co.
3101 West 69th Street
Edina, MN  55435

    Re:  Agreement and Plan of Reorganization By and Between
         Community Credit Co. and Norwest Corporation, Dated
         November 23, 1993
         Our File No. 14137-97

Gentlemen:

    We have acted as counsel for Community Credit Co., a Minnesota corporation ("Community"), in connection with the Agreement and Plan of Reorganization dated as of November 23, 1993, (the "Plan of Reorganization"), between Community and Norwest Corporation, a Delaware corporation ("Norwest"). This opinion is furnished to you pursuant to
Section 6(h) of the Plan of Reorganization.  The Plan of
Reorganization provides, among other things, for:

 1. The merger of a wholly owned subsidiary of Norwest organized in the state of Minnesota (the "Merger Co.") with and into Community in accordance with an Agreement and Plan of Merger between Community and Merger Co. (the "Plan of Merger") set forth in the Plan of Reorganization under which Community will be the surviving corporation (the "Merger").

 2. The exchange, as part of the Merger, of 3,727,000 of the voting common stock of Norwest, par value $1-2/3 per share ("Norwest Common Stock"), in exchange for all of the issued and outstanding shares of common stock of Community, par value $1 per share ("Community Common Stock"), excluding only shares as to which statutory dissenter's appraisal rights have been exercised.

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                            MACKALL, CROUNSE & MOORE


Members of the Board of Directors

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 3. The number of shares of Norwest Common Stock to be issued to the shareholders of Community shall be proportionally adjusted for any reclassification, recapitalization, stock split, split up, combination, exchange of shares or stock dividend which may have occurred until the effective date of the merger ("Effective Time of Merger").

 4. No fractional shares of Norwest Common Stock and no script certificates shall be issued to represent any fractional interest, and the holder thereof shall be paid an amount of cash equal to the value thereof based upon the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Time of Merger.

    You have requested our opinion to assist you in determining the federal income tax consequences of the Plan of Reorganization and the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), and all treasury regulations (including proposed regulations) promulgated thereunder (to the extent such regulations are valid and binding), and the judicial decisions and administrative rulings and procedures pertinent thereto. This opinion is limited in its entirety to the Code and such relevant regulations and interpretations to the date hereof, and no opinion is rendered with respect to the potential modifications of the Code or such interpretations which may be made hereafter, including retroactive changes made subsequent to the date hereof.

    In connection with this opinion, we have examined and reviewed the Plan of Reorganization, the Plan of Merger and the proposed documents to be delivered pursuant thereto (the "Reorganization Documents"), and have taken such additional steps, reviewed such additional documents and obtained such additional representations as we have deemed necessary in order to render our opinion, including those set forth herein. In rendering this opinion with respect to the application of the Code to the transactions contemplated under the Reorganization Documents, we are relying upon the accuracy of the representations made to us concerning the facts, assumptions and circumstances relating to the merger and the transactions contemplated in the Reorganization Documents. Based upon these representations and a review of the same, nothing has come to our attention that gives us reason to believe that any relevant facts represented to us are not true, and therefore, we have not deemed it necessary to otherwise independently verify the facts, assumptions or circumstances relating to the merger and the transactions contemplated in the Reorganization Documents.
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                            MACKALL, CROUNSE & MOORE


Members of the Board of Directors

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    The qualification of the Merger (as contemplated under the
Reorganization Documents) as a reorganization within the meaning of
Section 368(a) of the Code under which, subject to certain exceptions as provided in the Code, Norwest, Merger Co., Community and the shareholders of Community shall not be subject to the recognition of gain or loss is conditioned upon numerous objective and subjective facts and circumstances. With respect to the Merger, you have made the following representations, which are based, in part, upon your own reasonable investigations of the facts, assumptions and circumstances. In this regard, we have assumed, and you have represented to us, the following:

 1. Community, Norwest and Merger Co. (the "Parties to the Reorganization") are duly organized and existing corporations in good standing under the laws of the states in which they are incorporated and doing business, with full authority to own their properties and carry on their businesses as presently conducted.

 2. The Parties to the Reorganization have the corporate power and authority to enter into and perform all acts required under the Reorganization Documents.

 3. The Reorganization Documents and the Merger shall all have been validly approved by the Boards of Directors of the Parties to the Reorganization, and their shareholders as necessary, in accordance with their respective articles of incorporation, bylaws and controlling documents, and in accordance with the requirements of the Minnesota Business Corporation Act.

 4. The Merger shall be consummated in accordance with the Plan of Merger, together with the Articles of Merger required by the Minnesota Business Corporation Act, and shall be properly filed and accepted in compliance with the requirements of the Minnesota Business Corporation Act.

 5. Community shall have complied with all provisions of the Reorganization Documents including but not limited to:

    a. No distributions or dividends shall have been paid with respect to the Community Common Stock subsequent to the Plan of Reorganization in excess of the limitations set forth in the Plan of Reorganization, including the limitations necessary to prevent disqualification of the Merger as a "pooling of interests" for accounting purposes;

    b. No redemption, purchases or other direct or indirect acquisitions of Community Credit Stock shall have been made;

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                            MACKALL, CROUNSE & MOORE


Members of the Board of Directors

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    c. No compensation of officers, directors or executive employees shall have been increased except pursuant to existing compensation plans and practices and bonus plans consistent with historical practices;

    d. No shares of the capital stock of any subsidiary of Community shall have been disposed of; and

    e. No substantial change in the assets and operations of Community shall have occurred other than through the ordinary course of business, and specifically including that no action shall have been taken which would disqualify the Merger as a "pooling of interests" for accounting purposes.

 6. The Merger shall have qualified as a "pooling of interests" for accounting purposes and Norwest shall have received an opinion from the certified public accountants at KPMG Peat Marwick to that effect.

 7. There has been no disposition of substantial operating assets of Community to its shareholders within the past two years and no purchase or redemption of a substantial portion of the Community Common Stock within the past two years or in contemplation of the Merger.

 8. The amounts to be paid to shareholders of Community for Community Common Stock as to which statutory dissenters' appraisal rights shall have been exercised and with respect to the cash paid in lieu of fractional shares of Norwest Common Stock to be issued to holders of Community Common Stock under the terms of the Merger, shall not exceed five percent (5%) of the total value of all Community Common Stock outstanding as of the date of the Plan of Reorganization; and all such payments shall be made in cash or equivalents, and not in operating assets of Community.

 9. There are no binding contracts, commitments, letters of intent or plans for the sale for Norwest Common Stock to be received by the shareholders of Community in the Merger which, in the aggregate, will exceed five percent (5%) of the total issued and outstanding Community Common Stock as of the date of the Plan of Reorganization.

10. The Merger is being entered into for valid business purposes, and a principal purpose of the Merger is not tax avoidance or tax evasion.
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                            MACKALL, CROUNSE & MOORE

Members of the Board of Directors

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    Based upon the above representations and assumptions, and our evaluation of the relevant facts and review of the Reorganization Documents set forth above, and based upon the Code and all treasury regulations and proposed treasury regulations promulgated thereunder, judicial decisions, and administrative rulings and procedures as of this date, it is our opinion that for federal income tax purposes:

 1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

 2. No gain or loss will be recognized by the holders of Community Common Stock upon receipt of Norwest Common Stock, except for cash received in lieu of fractional shares.

 3. The basis of the Norwest Common Stock received by the shareholders of Community will be the same as the basis of Community Common Stock exchanged therefore, reduced proportionally for any cash received in lieu of fractional shares.

 4. The holding period of the shares of Norwest Common Stock received by the shareholders of Community will including the holding period of the Community Common Stock exchanged therefor; provided that such shares of Community Common Stock were held as a capital asset by the shareholders of Community as of the Effective Time of the Merger.

    The opinions set forth above are subject to the following qualifications:

    a. We have assumed the due execution and delivery of the Reorganization Documents, the genuineness of all signatures, the authenticity of all Reorganization Documents submitted to us as originals, and the conformity to the originals of all Reorganization Documents submitted to us as copies. We have also assumed the accuracy of all factual matters contained in the Reorganization Documents we have examined.

    b. We are qualified to practice law in the State of Minnesota and have not made a special examination of any law other than the laws of the State of Minnesota and the federal laws of the United States. Accordingly, in connection with the rendering of this opinion, we express no opinion as to the law of any state, or as to any matters subject to such laws, other than the laws of the State of Minnesota and the federal laws of the United States. We have assumed that, if and where applicable, laws of other states are the same as the laws of the State of Minnesota.
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                            MACKALL, CROUNSE & MOORE


Members of the Board of Directors

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    c. Our opinion is limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

    d. We can give no assurance that the Internal Revenue Service or a court will agree with the conclusions reached herein. Further, since our opinions are based upon our analysis of current law and the judicial and administrative interpretations thereof, the tax consequences discussed herein could be materially and adversely affected by changes in the law or interpretations thereof subsequent to the date of this opinion letter, which changes and interpretations may be retroactive.

    This opinion is furnished for your benefit and the benefit of your shareholders, and may not be relied upon by any other person without our express prior written consent. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations, and to the facts as they currently exist, and we have assumed no obligation to update or supplement this opinion.

                                  Sincerely,

                                  MACKALL, CROUNSE & MOORE



                                  Robert F. Strauss